Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as amended from time to time, this “Agreement”), dated as of March 13, 2018, is made by and among SEASPAN CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), GREATER CHINA INDUSTRIAL INVESTMENTS LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (“GC Industrial”), TIGER MANAGEMENT LIMITED, a limited liability company formed under the laws of the Cayman Islands (Tiger), BLUE WATER COMMERCE, LLC, a Montana limited liability company (“Blue Water”) and each of the respective designees of GC Industrial and Tiger set forth on the signature pages hereto.

WHEREAS, GC Industrial, Blue Water and Tiger (collectively, the “Selling Members”) have been allocated Registrable Shares (as defined below) in connection with the consummation of the merger (the “Merger”) of Seaspan Investments III LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands (“Merger Sub”), with and into Greater China Intermodal Investments LLC, a limited liability company formed under the laws of the Republic of the Marshall Islands (“Target”), pursuant to which Target survived the Merger and became a wholly-owned indirect subsidiary of the Company; and

WHEREAS, the Company has agreed to provide the Stockholders (as defined below) with the registration rights set forth in this Agreement with respect to the Registrable Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the banks are required or authorized by law to be closed in the City of New York or the Commission is closed.

“Carlyle” means, collectively, each of the entities affiliated with Carlyle Investment Management L.L.C. listed on Schedule A hereto.

“Closing Price” means, as of any date, (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share of the Preferred Shares on the New York Stock Exchange on such date or, if the Preferred Shares are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Preferred Shares are so listed, or if the Preferred Shares are not so listed, on a United States national or regional securities exchange, or (ii) if the Preferred Shares are not so reported, the last quoted bid price for the Preferred Shares in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price referred to above is not available, the average of the mid-point of the last bid and ask prices of the Preferred Shares on such date from at least three nationally recognized independent investment banking firms retained by the Company for purposes of determining the Closing Price.

“Commission” means the U.S. Securities and Exchange Commission.

“Effective Time” has the meaning set forth in the Merger Agreement.

“End Date” has the meaning set forth in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Target, the Company, Merger Sub, and GC Industrial in its capacity as Holder Representative thereunder.

“Preferred Shares” means shares of the Company’s Class D 7.95% Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share.

“Registrable Shares” means Preferred Shares issued by the Company as merger consideration in the Merger and held by GC Industrial or any Stockholder (or any assignee thereof) and any securities of the Company issued in respect thereof or in substitution therefor, including in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization; provided, however, that Registrable Shares held by a Stockholder will not be considered Registrable Shares for purposes of this Agreement following the earliest to occur of the following: (i) a registration statement covering such Registrable Shares has been declared effective by the Commission and all such Registrable Shares have been disposed of pursuant to such effective registration statement, (ii) such Registrable Shares have been sold in a transaction satisfying the applicable conditions of Rule 144 under the Securities Act (as such Rule may be amended from time to time, “Rule 144”) and (iii) such Registrable Shares have been sold or transferred in such a manner, including with respect to the foregoing clause (ii), that the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Shares pursuant to Section 6.1.

“Scheduled Black-out Period” means the period beginning on the last day of a fiscal quarter of the Company to and including the second Business Day after the day on which the Company publicly releases its earnings for such fiscal quarter.

“SC Trading Average” means, as of a given date, the volume-weighted, average Closing Price of the Preferred Shares for the 20 Trading Days immediately preceding such date.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means, collectively, Blue Water, Carlyle and Tiger (each individually, a “Stockholder”). References to any Stockholder include (i) all of its affiliated private equity funds, including co-invest and side-by-side entities, that hold Registrable Shares and (ii) all direct and indirect transferees to whom a Stockholder transfers Registrable Shares and related rights under this Agreement in accordance with Section 6.1.

“Trading Day” means (i) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (ii) if the applicable security is not so listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

ARTICLE II.

DEMAND AND PIGGYBACK RIGHTS

2.1 Initial Registration Statement.

(a) Within 30 Business Days following the Closing Date, the Company will file an automatically effective shelf registration statement on Form F-3 (or a successor form) (or, if the Company is not then eligible to file an automatically effective registration statement on Form F-3, then a standard registration statement on Form F-3) covering all Registrable Shares held by the Stockholders; provided, however, that if at the time of filing of such registration statement the Company is not eligible to file a registration statement on Form F-3 (or a successor form), then the Company shall file a registration statement on Form F-3 (or a successor form) covering all Registrable Shares held by the Stockholders within 30 Business Days following the date on which the Company becomes eligible to file a registration statement on Form F-3 (or a successor form). A registration statement filed pursuant to this Section 2.1(a) will, unless otherwise requested by Stockholders representing a majority of the Registrable Shares then held by all Stockholders, cover all Registrable Shares then held by the Stockholders.

(b) The Company will keep a shelf registration statement on Form F-3 (or a successor form) filed pursuant to this Section 2.1 continuously effective until the earliest of (i) the date on which all Registrable Shares covered by such shelf registration statement have been sold thereunder and (ii) with respect to Registrable Shares held by each Stockholder, the date there cease to be any Registrable Shares outstanding (such earliest date being the “End Date”). For the avoidance of doubt, if any Registrable Shares exist and have not been sold prior to the date on which securities may no longer be offered and sold pursuant to such registration statement, the Company shall file a new shelf registration statement on Form F-3 (or a successor form) covering all remaining Registrable Shares held by the Stockholders, and shall use commercially reasonable efforts to keep such shelf registration statement continuously effective until the End Date.

(c) Subject to Section 2.4(b), upon the request, (i) made at any time and from time to time, of Stockholders who own Registrable Shares with an aggregate value (based on the SC Trading Average) of at least $10 million as of the date of such request, or (ii) made at any time, with respect to the registration of all of the outstanding Registrable Shares by the Stockholders who own all of the outstanding Registrable Shares, the Company shall facilitate in the manner described in this Agreement an offering of Registrable Shares included in any shelf registration statement.

2.2 Right to Demand Registration. Subject to Section 2.4(a), if at any time prior to the End Date the Company is not eligible to file a registration statement on Form F-3, then the Stockholders representing a majority of the Registrable Shares then held by all Stockholders shall have the right to require the Company to register, pursuant to the terms of this Agreement, any number of Registrable Shares held by such demanding Stockholders, including on a delayed or continuous basis, on Form F-1 (or a successor form). The Company shall file such registration statement within 30 Business Days following the date of such request and the Company shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after it has been filed. The Company will use commercially reasonable efforts to keep any registration statement filed pursuant to this Section 2.2 continuously effective until the End Date or until such time as all of the Registrable Shares are registered for resale on an effective registration statement on Form F-3. A registration statement filed pursuant to this Section 2.2 will, unless otherwise requested by Stockholders representing a majority of the Registrable Shares then held by all Stockholders, cover all Registrable Shares then held by the Stockholders.

2.3 Right to Piggyback on a Registered Offering. Subject to the limitations set forth in this Agreement, in connection with any registered offering of the Preferred Shares (whether at the initiative of the Company or otherwise), including any underwritten shelf takedown, each of the Stockholders, in its sole discretion, may include in such offering or shelf takedown Registrable Shares held by such Stockholder. The Company will provide notice to the Stockholders regarding such registered offering of securities as required by this Agreement and comply with all other requirements of the Company in the manner set forth in this Agreement.

2.4 Limitations on Demand, Shelf Takedown and Piggyback Rights.

(a) The Company shall not be required to effect more than two demand registrations on Form F-1 (or a successor form) pursuant to Section 2.2; provided that no such registration shall count for purposes of this Section 2.4(a) unless the registration statement for such registration is declared effective by the Commission and the Company has used commercially reasonable efforts to keep such registration statement effective until the End Date; and provided, further, that if the Company is not eligible to file a registration statement on Form F-3 within 30 Business Days following the date of this Agreement, the maximum number of demand registrations on Form F-1 (or a successor form) that the Company shall be required to effect pursuant to Section 2.2 shall increase from two to three.

(b) The Company shall not be required to effect more than four shelf takedowns of Registrable Shares included in a shelf registration statement pursuant to Section 2.1; provided that no such shelf takedown shall count for purposes of this Section 2.4(b) unless the Company has otherwise complied in all material respects with all other requirements under this Agreement in connection with such shelf takedown.

(c) Notwithstanding anything in this Agreement to the contrary, the Stockholders will not have piggyback or other registration rights with respect to registered offerings by the Company (i) covered by a Form S-8 registration statement or a successor form applicable to executive or employee benefit or compensation-related offers and sales, (ii) Form S-4 (or any similar or successor form providing for the registration of securities in connection with mergers, acquisitions, exchange offers or subscription offers) or (iii) otherwise where the securities are not being sold for cash.

(d) The Company may postpone the filing of a registration statement or an offering of Registrable Shares under Section 2.1 (other than the initial registration statement filing under Section 2.1(a)) or Section 2.2 or suspend the effectiveness of any shelf registration statement for a reasonable “blackout period” not in excess of 90 days if the board of directors of the Company determines in good faith that such registration or offering (1) would materially interfere with a bona fide business or financing transaction of the Company or otherwise would be materially detrimental to the Company if effected at such time or (2) is reasonably likely to require premature disclosure of information, the premature disclosure of which would materially and adversely affect the Company; provided that the Company shall not, other than with respect to Scheduled Black-out Periods, postpone the filing of a registration statement or an offering of Registrable Shares under Section 2.1 or Section 2.2 or suspend the effectiveness of any shelf registration statement pursuant to this Section 2.4(d) more than twice in any 360-day period and for not more than 120 days in the aggregate in any 360-day period. Any such blackout period will end upon the earlier to occur of, (i) in the case of a bona fide business or financing transaction or other event described in clause (1) of this Section 2.4(d), a date not later than 90 days from the date such deferral commenced, and (ii) in the case of disclosure of other non-public information, the earlier to occur of (x) the filing by the Company of its next succeeding Form 20-F or Form 6-K containing quarterly financial information, or (y) the date upon which such information is otherwise disclosed publicly by the Company. In addition, notwithstanding anything to the contrary, during any Scheduled Black-out Period or upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that, in the good faith determination of the Company, make inadvisable the use of such registration statement, prospectus or prospectus supplement, each Stockholder shall forthwith discontinue any disposition of Registrable Shares until termination of such Scheduled Black-out Period or until the Stockholders have received copies of a supplemented or amended prospectus or prospectus supplement, or until such Stockholder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Stockholder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Stockholder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Shares current at the time of receipt of such notice. The total number of days that any such suspensions pursuant to the immediately preceding sentence (other than suspensions due to Scheduled Black-out Periods), together with the number of days in such 360-day period that the Company has delayed effecting a registration or offering in reliance upon clauses (1) and (2) of this Section 2.4(d), shall not exceed 120 days in the aggregate.

(e) The Company shall not be required to effect a demand registration on Form F-1 (or a successor form) pursuant to Section 2.2 or a shelf takedown of Registrable Shares included in a shelf registration statement pursuant to Section 2.1, within 45 days of the consummation of an offering conducted pursuant to a prior demand registration or shelf takedown for Registrable Shares; provided, however, that the initial registration on a resale shelf registration statement shall not be considered a demand or shelf takedown for the purposes of this Section 2.4(e).

ARTICLE III.

NOTICES, CUTBACKS AND OTHER MATTERS

3.1 Notifications Regarding Registration Statements. The Company shall notify each Stockholder of an anticipated registered offering of securities (whether pursuant to a request made by (i) Stockholders, (ii) any other person or (iii) at the Company’s own initiative) no later than 5:00 pm, New York City time, on (x) if applicable, the tenth (10th) calendar day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with pre-pricing marketing efforts for such offering is expected to be finalized, and (y) in all cases, the fourteenth (14th) calendar day prior to the proposed filing date of the registration statement.

3.2 Notifications by the Stockholders Regarding Piggyback Rights.

(a) Any Stockholder wishing to exercise its piggyback rights with respect to an offering other than a shelf takedown must notify the Company and the other Stockholders of the number of Registrable Shares it seeks to have included in such offering. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the fifth (5th) calendar day after the Company notice pursuant to Section 3.1 has been delivered.

(b) Any Stockholder wishing to exercise its piggyback rights with respect to a non-underwritten shelf takedown must notify the Company and the other Stockholders of the number of Registrable Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the fifth (5th) calendar day after the Company notice pursuant to Section 3.1 has been delivered.

(c) Any Stockholder wishing to exercise its piggyback rights with respect to an underwritten shelf takedown must notify the Company and the other Stockholders of the number of Registrable Shares it seeks to have included in such takedown. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the fifth (5th) calendar day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized.

3.3 Plan of Distribution, Underwriters and Counsel. For any registration other than a registration initiated by the Stockholders pursuant to Section 2.1 or Section 2.2, the Company or, if applicable, other Company securityholders initiating such registration will be entitled to determine the plan of distribution and, for any underwritten offering, select the managing underwriters for such offering. For any registration or offering initiated by the Stockholders pursuant to Section 2.1 or Section 2.2, Stockholders representing a majority of the Registrable Shares being offered shall be entitled to determine the plan of distribution and select the managing underwriters (which shall be reasonably acceptable to the Company, acting in good faith), and shall also be entitled to select counsel for the selling Stockholders (which may be the same as counsel for the Company). The plan of distribution will provide as much flexibility as is reasonably possible and consistent with this Agreement, including with respect to resales by transferee Stockholders.

3.4 Cutbacks. If the managing underwriters advise the Company and the selling Stockholders that, in their opinion, the number of Registrable Shares requested to be included in an underwritten offering (including any underwritten shelf takedown) exceeds the amount that can be sold in such offering without adversely affecting the distribution of the Registrable Shares being offered, such offering will include only the number of Registrable Shares that the underwriters advise can be sold in such offering.

(a) In the case of a registered offering (including any underwritten shelf takedown) upon the request of Stockholders pursuant to Section 2.1 or Section 2.2, the selling Stockholders collectively will have first priority and will be subject to cutback pro rata based on the respective number of Registrable Shares then held by each such selling Stockholder (up to the number of Registrable Shares initially requested by them to be included in such offering). To the extent of any remaining capacity, the Company will have second priority. To the extent of any remaining capacity, all other stockholders having similar registration rights will have third priority and will be subject to cutback pro rata based on the number of shares of the Company giving rise to such registration rights then held by each such stockholder. Except as contemplated by the immediately preceding two sentences, other stockholders (other than transferees to whom a Stockholder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of Stockholders representing a majority of the Registrable Shares then held by all Stockholders.

(b) In the case of a registered offering (including any underwritten shelf takedown) upon the initiative of the Company or any third party or parties (other than the Stockholders), the Company or such third parties, as applicable, will have first priority. To the extent of any remaining capacity, the Company or security holders having registration rights existing prior to the Effective Time, as applicable, will have second priority and will, with respect to any such security holders, be subject to cutback pro rata based on the number of shares giving rise to such registration rights then held by each such security holder in accordance with the applicable registration rights agreements. To the extent of any remaining capacity, the selling Stockholders and any other holders of securities of the Company having registration rights that are neither expressly senior nor subordinated to the Registrable Shares shall have third priority and will be subject to cutback pro rata based on the number of Registrable Shares then held by such selling Stockholders and shares giving rise to such registration rights then held by such other selling security holders, respectively (up to the number of shares initially requested by them to be included in such offering). To the extent of any remaining capacity, and only if all shares referred to in the preceding sentence have been included in such registration, any other securities eligible for inclusion in such registration may be included.

3.5 Withdrawals. Even if Registrable Shares held by a Stockholder have been part of a registered underwritten offering, such Stockholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Shares being offered for its account.

3.6 Expenses.

(a) All expenses incurred by the Company in connection with any registration statement or registered offering covering Registrable Shares held by Stockholders, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and of the independent certified public accountants, and the expense of qualifying such Registrable Shares under state blue sky laws, will be borne by the Company. All underwriters’, brokers’ and dealers’ discounts and commissions and stock transfer taxes applicable to Registrable Shares sold for the account of a Stockholder will be borne by such Stockholder, and the Stockholders shall also bear the fees and expenses of counsel for the Stockholders.

(b) Notwithstanding anything to the contrary, the Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.2, the request of which has been subsequently withdrawn by the Stockholders unless (a) the withdrawal is based upon (i) the occurrence of (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over the counter market in the United States, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (3) the Company advises the registering Stockholders of any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries taken as a whole, or (ii) the Stockholders becoming aware of material adverse information concerning the Company that the Company had not publicly revealed at least forty-eight (48) hours prior to the request or that the Company had not otherwise notified the requesting Stockholders of at the time of such request or (b) Stockholders representing a majority of the Registrable Shares then held by all Stockholders agree to forfeit their right to one requested registration pursuant to Section 2.1, as applicable, in which event such right shall be forfeited by all Stockholders.

ARTICLE IV.

FACILITATING REGISTRATIONS AND OFFERINGS

4.1 General. If the Company becomes obligated under this Agreement to facilitate a registration or offering of Registrable Shares on behalf of any Stockholder, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of securities for its own account.

4.2 Registration Statements. In connection with each shelf registration statement or registration statement that is demanded by the Stockholders or as to which piggyback rights otherwise apply, the Company will:

(a) (i) prepare and file with the Commission a registration statement covering the applicable Registrable Shares, (ii) file amendments thereto as warranted, (iii) use its commercially reasonable efforts to seek the effectiveness thereof, and (iv) file with the Commission prospectuses and prospectus supplements as may be required, all in consultation with the Stockholders and as reasonably necessary in order to permit the offer and sale of the Registrable Shares in accordance with the applicable plan of distribution;

(b) (i) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Stockholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Stockholders or the underwriter or the underwriters may request; and, with reasonable prior notice to the Company, make applicable representatives of the Company available for discussion of such documents; (ii) as applicable during any underwritten offering and within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus relating to such underwritten offering, provide copies of such document to counsel for the Stockholders and underwriters; fairly consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Stockholders or such underwriter shall request; and (iii) make applicable representatives of the Company available for discussion of such document;

(c) use its commercially reasonable efforts to cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Registrable Shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) notify each Stockholder promptly, and, if requested by such Stockholder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462, (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iii) if the Company receives any notification with respect to the suspension of the qualification of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(e) furnish counsel for each underwriter, if any, and for the Stockholders copies of any correspondence with the Commission or any state securities authority relating to the registration statement or prospectus;

(f) use its commercially reasonable efforts to otherwise comply with all applicable rules and regulations of the Commission, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(g) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.

4.3 Registered Offerings and Shelf Takedowns. In connection with any registered offering or shelf takedown that is requested by the Stockholders or as to which piggyback rights otherwise apply, the Company will:

(a) cooperate with the selling Stockholders and the sole underwriter or managing underwriter of an underwritten offering of Registrable Shares, if any, to (i) facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold and not bearing any restrictive legends and (ii) enable such Registrable Shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Stockholders or the sole underwriter or managing underwriter of an underwritten offering of Registrable Shares, if any, may reasonably request at least five days prior to any sale of such Registrable Shares;

(b) furnish to each Stockholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares; and the Company hereby consents to the use, subject to the other terms of this Agreement, of such prospectus, including each preliminary prospectus, by each such Stockholder and underwriter in connection with the offering and sale of the Registrable Shares covered by such prospectus or the preliminary prospectus;

(c) use its commercially reasonable efforts to (i) register or qualify the Registrable Shares being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Stockholder holding Registrable Shares covered by a registration statement, shall reasonably request; (ii) keep each such registration or qualification effective during the period such registration statement is required to be kept effective so long as any Registrable Shares remain subject to this Agreement; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Stockholder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Stockholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Shares in connection therewith) in any such jurisdiction;

(d) use its commercially reasonable efforts to cause all Registrable Shares being sold to be qualified for inclusion in or listed on The New York Stock Exchange or any other U.S. securities exchange on which common shares issued by the Company are then so qualified or listed if so requested by the Stockholders, or if so requested by the underwriter or underwriters of an underwritten offering of Registrable Shares, if any;

(e) cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(f) in connection with any underwritten offering, use its commercially reasonable efforts to facilitate the distribution and sale of any Registrable Shares to be offered pursuant to this Agreement, including, without limitation, by making road show presentations, holding meetings with and making calls to potential investors that may be reasonably requested by the managing underwriter or underwriters in any such underwritten offering no more than once per offering over a period of no more than 48 hours (provided, however, that such participation is not required to be in person by any Company representative) and taking such other actions as shall be reasonably requested by the Stockholders or the lead managing underwriter of an underwritten offering; and

(g) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained in existing underwriting agreements of the Company) and use its commercially reasonable efforts to take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Shares and in connection therewith:

1. make such representations and warranties to the selling Stockholders and the underwriters, if any, in form, substance and scope as are consistent with those included in existing underwriting agreements of the Company;

2. obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be consistent with those required by existing or recent underwriting agreements of the Company) addressed to each selling Stockholder and the underwriters, if any; and

3. obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Stockholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings.

4.4 Due Diligence. In connection with each underwritten offering of Registrable Shares to be sold by Stockholders, the Company will, in accordance with customary practice and subject to the execution and delivery by the Stockholders of confidentiality agreements in form and substance reasonably acceptable to the Company, make available for inspection by representatives of the Stockholders and underwriters and any counsel or accountant retained by such Stockholder or underwriters relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise; provided, however, that the Company shall in no event be required to disclose any information that might waive or jeopardize any attorney-client or similar privilege.

4.5 Information from Stockholders; Other Obligations. (a) Each Stockholder that holds Registrable Shares covered by any registration statement or prospectus will, as a condition to the Company’s obligations under this Agreement, timely furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Registrable Shares by such Stockholder and the proposed distribution by such Stockholder of such Registrable Shares as the Company may from time to time reasonably request in writing.

(b) Notwithstanding anything to the contrary, a Stockholder may not participate in any underwritten offering hereunder unless such Stockholder (i) agrees to sell such Stockholder’s Registrable Shares on the basis provided in the applicable underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Stockholder shall be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Stockholder, such Stockholder’s title to the Registrable Shares, such Stockholder’s authority to sell the Registrable Shares, such Stockholder’s intended method of distribution, absence of liens with respect to the Registrable Shares, receipt of all required consents and approvals with respect to the entry into such underwriting and other agreements and the sale of such Registrable Shares and any other representations required to be made by such Stockholder under applicable law, rule or regulation, and the aggregate amount of the liability of such Stockholder in connection with such underwriting agreement shall not exceed such Stockholder’s net proceeds from such underwritten offering.

(c) No Stockholder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Shares without the prior written consent of the Company.

4.6 Piggyback Registration Obligations. Notwithstanding anything to the contrary, the Company shall not be obligated to any Stockholder to effect any registration or offering to which piggyback rights otherwise would apply under this Agreement and shall be entitled to withdraw or terminate any such registration or offering in its sole discretion, without any further obligation to any Stockholder.

ARTICLE V.

INDEMNIFICATION

5.1 Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement pursuant to rights granted in this Agreement of Registrable Shares held by Stockholders, the Company will hold harmless such Stockholders and each other person, if any, who controls any Stockholder within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), joint or several, to which such Stockholders or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or in the final prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in light of the circumstances then existing; and will reimburse such Stockholders and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Stockholder or its controlling persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by Stockholders or such underwriter specifically for use in the preparation thereof.

5.2 Indemnification by Stockholders. Each Stockholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.1) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any person who controls the Company within the meaning of the Securities Act, (i) with respect to any statement or omission from such registration statement, or any amendment or supplement to it, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company through a written instrument duly executed by such Stockholder specifically for use in the preparation of such registration statement or amendment or supplement, and (ii) with respect to any noncompliance by Stockholders with applicable laws in effecting the sale or other disposition of the securities covered by such registration statement; provided, however, that the obligation to indemnify shall be individual, not joint and several, for each Stockholder and shall be limited to the net amount of proceeds received by such Stockholder from the sale of Registrable Shares pursuant to such registration statement or amendment or supplement thereto.

5.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding Sections of this Article V, the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Article V, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after receipt of notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

5.4 Contribution. If the indemnification required by this Article V from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 5.4. Notwithstanding the provisions of this Section 5.4, no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

ARTICLE VI.

OTHER AGREEMENTS

6.1 Transfer of Rights. Any Stockholder (and any designee of such Stockholder to the extent that Registrable Shares are delivered to such designee at Closing in accordance with the Merger Agreement) may transfer all or any portion of its rights under this Agreement to a transferee of Registrable Shares held by such Stockholder if such transferee is (a) another Stockholder, (b) a direct or indirect partner, member, stockholder or Affiliate of any Stockholder or its designee or (c) a family member, any trust for any family member, or any Affiliate of any such family member of any direct or indirect equity holder of a Stockholder or its designee. Any transfer of registration rights under this Section 6.1 will be effective upon receipt by the Company of (i) written notice from such transferring Stockholder stating the name and address of any transferee and identifying the number of Registrable Shares with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from such transferee to be bound by the terms of this Agreement. In connection with a transfer pursuant to this Section 6.1, the Company will use commercially reasonable efforts to update the registration statement registering the resale of any Registrable Shares as necessary pursuant to Rule 424 of the Securities Act or otherwise.

6.2 Rule 144. If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will use its commercially reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Stockholder, use its commercially reasonable efforts to make publicly available such information) and it will take such further action as any Stockholder may reasonably request, with a view to making available to such Stockholder the benefits provided by (a) Rule 144, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Stockholder, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

6.3 In-Kind Distributions. If any Stockholder seeks to effectuate an in-kind distribution of all or part of its Registrable Shares to its direct or indirect equity holders, the Company will cooperate with such Stockholder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Stockholder.

6.4 Registration Statement Eligibility. The Company hereby represents that the conditions for use by the Company of Form F-3 (or a successor form) have been satisfied as of the date of this Agreement, and covenants that, until the date on which no Registrable Shares remain, it will use its commercially reasonable efforts to ensure that such conditions remain satisfied.

6.5 Legend Removal. The Company shall, upon the written request of any Stockholder and to the extent such legends are no longer applicable, promptly deliver to the Company’s transfer agent an instruction letter directing such transfer agent (a) to remove any restrictive legends from any certificate or book-entry account statement representing the Registrable Shares and (b) if required by the transfer agent, to accept an opinion of counsel in respect of such Stockholder’s Registrable Shares in connection therewith.

ARTICLE VII.

MISCELLANEOUS

7.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)	if to the Company, to:

Seaspan Corporation

Unit 2 – 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Attention: Corporate Secretary

Fax: +852-2540.1689

Email: Mark_Chu@seaspancorp.com

with a copy, which will not constitute notice, to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention:       John M. Reiss

                       Daniel Latham

Fax: (212) 354-8113

Email: jreiss@whitecase.com

           dlatham@whitecase.com

(b)	if to Carlyle or GC Industrial, to:

c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, DC 20004

Attention:   Gregory S. Ledford,

                   Wesley T. Bieligk

Fax: +1-202-347-1818

Email: gregory.ledford@carlyle.com

           wesley.bieligk@carlyle.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention:     Daniel T. Lennon,

                     Nick Luongo

Fax: +1-202-637-2201

Email: daniel.lennon@lw.com

            nick.luongo@lw.com

(c)	if to Tiger, to:

Graham Porter

c/o Tiger Ventures Limited

1401 Jardine House

1 Connaught Place

Central Hong Kong

Fax: +852.2160.5199

with a copy, which will not constitute notice, to:

Shearman & Sterling LLP

12th Floor Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Paul Strecker

Fax: +852.2140.0338

(d)	if to Blue Water, to:

101 International Drive

P.O. Box 16630

Missoula, MT 59808

Attention: Lawrence R. Simkins

Fax: +1.406.523.1399

with a copy, which will not constitute notice, to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention: Stephan Coonrod and Chris Cunningham

Fax: +1.206.370.6037

(e)	if to any other Stockholder, to such address as may be designated in writing on or after the date of this Agreement.

The failure to provide notice in accordance with the required timing, if any, set forth herein shall affect the rights of the party providing such notice only to the extent that such delay actually prejudices the rights of the party receiving such notice.

7.2 Section Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.4 Consent to Jurisdiction and Service of Process. The parties to this Agreement hereby agree to submit to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any courts thereof in any action or proceeding arising out of or relating to this Agreement.

7.5 Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

7.6 Amendments. This Agreement may be amended only by an instrument in writing executed by the Company and GC Industrial. Any such amendment will apply to all Stockholders equally, without distinguishing between them.

7.7 Termination. This Agreement will terminate as to any Stockholder when such Stockholder no longer holds any Registrable Shares.

7.8 Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto and any transferees to whom a Stockholder transfers Registrable Shares and related rights under this Agreement in accordance with Section 6.1, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, each of the Stockholders shall be intended third-party beneficiaries of, and may enforce, this Agreement.

7.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby.

7.10 Severability. The invalidity or unenforceability of any specific provision of this Agreement shall not invalidate or render unenforceable any of its other provisions. Any provision of this Agreement held invalid or unenforceable shall be deemed reformed, if practicable, to the extent necessary to render it valid and enforceable and to the extent permitted by law and consistent with the intent of the parties to this Agreement.

7.11 No Inconsistent Agreements. The Company shall not enter into any agreement with respect to its securities that is inconsistent with or violates the rights granted to the Stockholders by this Agreement; provided, that the Company may enter into an agreement that gives priority on piggyback registrations to another investor investing greater than $35 million in the Company.

7.12 Counterparts. This Agreement may be executed and delivered in multiple counterparts, including by means of facsimile and electronic mail, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

7.13 Effectiveness. Notwithstanding anything to contrary contained herein (other than Section 7.11), all obligations of the parties hereto under this Agreement (other than Section 7.11) shall only become effective and legally binding obligations of the parties hereto upon the occurrence of the Effective Time, and if the Effective Time shall not have occurred, then for the avoidance of doubt this Agreement shall be void ab initio without any further action by the Company, GC Industrial, any other Selling Member or any other person.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SEASPAN CORPORATION

By:	/s/ Bing Chen
Name:	Bing Chen
Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

GREATER CHINA INDUSTRIAL INVESTMENTS LLC

By:	/s/ Wesley Bieligk
Name:	Wesley Bieligk
Title:	Authorized Signatory

[Signature Page to Registration Rights Agreement]

TIGER MANAGEMENT LIMITED

By:	/s/ Mark Hilton
Name:	Mark W. Hilton
Title:	Managing Director & CEO

[Signature Page to Registration Rights Agreement]

BLUE WATER COMMERCE, LLC

By:	/s/ Lawrence R. Simkins
Name:	Lawrence Simkins
Title:	Manager

[Signature Page to Registration Rights Agreement]

TIGER MANAGEMENT HOLDINGS LTD

By:	/s/ Mark W. Hilton
Name:	Mark W. Hilton
Title:	Managing Director & CEO

NORTH WEST SPECIAL SITUATIONS LIMITED

By:	/s/ Mark Hilton
Name:	Mark Hilton
Title:	Director

CARLYLE PARTNERS V CAYMAN TE, L.P.

By: TC Group V Cayman S3, L.P., its general partner

By: CP V S3 GP, Ltd., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Director

CP V COINVESTMENT A CAYMAN, L.P.

By: TC Group V Cayman, L.P., its general partner

By: CP V General Partner L.L.C., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Authorized Person

CP V COINVESTMENT B CAYMAN, L.P.

By: TC Group V Cayman, L.P., its general partner

By: CP V General Partner L.L.C., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Authorized Person

CAP III CO-INVESTMENT, L.P.

By: CAP III General Partner, L.P., its general partner

By: CAP III, L.L.C., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Director

CAP III MARITIME AIV, L.P.

By: CAP III General Partner S3, L.P., its general partner

By: CAP III S3, Ltd., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Director

CARLYLE-EIGHT FINANCE ASIA CO-INVESTMENT PARTNERS, L.P.

By: CAP III General Partner S3, L.P., its general partner

By: CAP III S3, Ltd., its general partner

By:	/s/ David B. Pearson
Name:	David B. Pearson
Title:	Director

[Signature Page to Registration Rights Agreement]

TIGER MANAGEMENT LIMITED

By:	/s/ Mark Hilton
Name: Mark W. Hilton
Title: Managing Director & CEO

[Signature Page to Registration Rights Agreement]

Schedule A

Entities Affiliated with The Carlyle Group

•	Carlyle Partners V Cayman TE, L.P.

•	CAP III Maritime AIV, L.P.

•	Carlyle-Eight Finance Asia Co-Investment Partners, L.P.

•	CP V Coinvestment A Cayman, L.P.

•	CAP III Co-Investment, L.P.

•	CP V Coinvestment B Cayman, L.P.

•	Carlyle Sea Holdings Ltd.